EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES APRIL CASH DISTRIBUTION

Dallas, Texas, April 20, 2010 – U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Hugoton Royalty Trust (NYSE – HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.196000 per unit, payable on May 14, 2010, to unitholders of record on April 30, 2010. The following table shows underlying gas sales and average prices attributable to the net overriding royalty payments made by XTO Energy Inc. (XTO Energy) to the Trust for both the current month and prior month distributions.  Underlying gas sales volumes attributable to the current month distribution were primarily produced in February.

	Underlying Gas Sales
	Volumes (Mcf) (a)		Average Gas
	Total	Daily	Price per Mcf

Current Month Distribution	2,130,000	76,000	$6.03

Prior Month Distribution	1,790,000	58,000	$5.80

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(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that a revenue receipt for approximately 298,000 Mcf that was expected in February, was not received until March 2010.  The amount has been included in the calculation of the April 2010 distribution.

XTO Energy has advised the trustee that two wells are currently being drilled on the underlying properties and that it has deducted budgeted development costs of $500,000, production expense of $1,730,000 and overhead of $891,000 in determining the royalty payment to the Trust for the current month.

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

For more information on the Trust, please visit our web site at www.hugotontrust.com.

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Contacts:	Nancy G. Willis Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee (Toll Free) 877-228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy Inc. 817-870-2800